EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement ("**Agreement**") is entered into and made effective as of August 4, 2011 ("**Effective Date**"), by and between Composite Technology Corporation, a Nevada corporation ("**CTC**"), CTC Cable Corporation, a Nevada corporation ("**Cable**"), Stribog Inc., a Nevada corporation ("**Stribog**"), CTC Renewables Corporation, a Nevada corporation ("**Renewables**" and together with CTC, Cable and Stribog, "**Seller**"), and CTC Acquisition Corp., a Delaware corporation ("**Purchaser**").

RECITALS

This Agreement is made with reference to the following facts and objectives:

1. Purchaser and Seller entered into that certain Asset Purchase Agreement dated as of August 4, 2011 ("**Purchase Agreement**"), pursuant to which Seller agreed to sell to Purchaser, and Purchaser agreed to purchase from Seller substantially all assets of the Seller as set forth in Article II thereof.

2. Purchaser has agreed to acquire Seller's rights, title and interests in certain contracts, leases and other obligations as described in Schedule 2.7 pursuant to the Purchase Agreement ("**Assumed Contracts**").

3. Purchaser has agreed to assume and agree to pay, perform and discharge when due, the liabilities set forth in Section 2.5 of the Purchase Agreement ("**Assumed Liabilities**").

AGREEMENT

In consideration of the foregoing recitals which are incorporated herein and are made a part of this Agreement, and in consideration of the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:

1. Effective Date of Assignment of Assumption. This Agreement shall take effect as of the Effective Date.

2. Assignment. Seller hereby assigns and transfers to Purchaser all of its right, title and interest in and to the Assumed Contracts.

3. Assumption. Purchaser hereby assumes and agrees to pay, perform and discharge when due all Assumed Liabilities.

Nothing contained herein is intended to or shall be construed to modify, alter, amend, expand, interpret, supersede or otherwise change any of the terms, conditions, covenants, warranties, representations or any other provisions of the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed on the date first written above.

SELLER

COMPOSITE TECHNOLOGY CORPORATION a Nevada corporation	**CTC CABLE CORPORATION** a Nevada corporation
______________________	______________________
Name: ______________	Name: ______________
Title: ______________	Title: ______________
STRIBOG INC. a Nevada corporation	**CTC RENEWABLES CORPORATION** a Nevada corporation
______________________	______________________
Name: ______________	Name: ______________
Title: ______________	Title: ______________

PURCHASER

CTC ACQUISITION CORP.
a Delaware corporation

____

Name: Alexander Okun
Title: President

ASSUMPTION AND SECURITY AGREEMENT
Exhibit A.1

LENDER:	PARTNERS FOR GROWTH II, L.P. a Delaware limited partnership 180 Pacific Avenue San Francisco, CA 94111
BORROWER:	CTC ACQUISITION CORP. a Delaware corporation 1 Palace Gardens Terrace London W8 4SA c/o White & Lee LLP 541 Jefferson Ave., Suite 100 Redwood City, CA 94063 Attn: Inna J. Efimchik, Esq.
DATE:	August ___, 2011

THIS ASSUMPTION AND SECURITY AGREEMENT ("**Agreement**") is entered into on the above date (the "**Effective Date**") between PARTNERS FOR GROWTH II, L.P., a Delaware limited partnership ("**PFG**") and CTC ACQUISITION CORP., a Delaware corporation (the "**Borrower**"), whose chief executive office is located at the above address ("**Borrower's Address**"). (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)

This Agreement is entered into with reference to the following facts:

A. PFG previously entered into a Loan and Security Agreement dated April 12, 2010 (the "**Prior Loan Agreement**") with Composite Technology Corporation, CTC Cable Corporation, and CTC Renewables Corporation (jointly and severally, the "**Prior Borrowers**");

B. All indebtedness, liabilities and obligations of Prior Borrowers to PFG were guaranteed by Stribog, Inc. (formerly DeWind, Inc.) ("**Stribog**"), and Stribog also granted PFG a security interest in all of its assets to secure said guaranty, pursuant to a Cross-Corporate Continuing Guaranty and Security Agreement dated April 12, 2010;

C. Prior Borrowers and Stribog (jointly and severally "**Debtor**") are the debtors in bankruptcy proceedings being jointly administered under Case No. 8:11-bk-15058 SC (collectively, the "**Proceeding**") under Chapter 11 of the U.S. Bankruptcy Code (the "**Bankruptcy Code**") before the United States Bankruptcy Court for the Central District of California (the "**Bankruptcy Court**");

D. Borrower is concurrently purchasing substantially all of the assets of the Debtor, with the exception of a certain escrow account and rights under a corresponding escrow agreement among DeWind Co., Stribog, Inc., and U.S. Bank N.A. (the "**Escrow and Escrow Rights**"), in a sale under Section 363 of the Bankruptcy Code (the "**Purchase**") pursuant to certain findings of fact and conclusions of law and that certain order approving the

Purchase (Dkt. Nos. [____] and [___]) (together, the "**Sale Order**") entered by the Bankruptcy Court, and, as part of the Purchase, Borrower has agreed to assume $10,500,000.00 of the indebtedness owed by the Debtor to PFG under the Prior Loan Agreement, solely on the terms and conditions set forth herein, and without regard to any obligations, representations, or covenants contained in the Prior Loan Agreement.

Therefore, and subject to the terms of the Sale Order, the parties agree as follows:

1. ASSUMPTION.

1.1 Assumption. Borrower hereby assumes $10,500,000 of the existing indebtedness of Debtor under the Prior Loan Agreement (the "**Indebtedness**"), and the parties agree that the Indebtedness shall be paid by Borrower as follows:

(a) $4,000,000 to PFG concurrently herewith;

(b) $6,500,000 to PFG, or to the extent required by the terms of the Sale Order, to the Debtors' estates, on the second anniversary of the Effective Date (the "**Maturity Date**").

1.2 Capital. The Borrower agrees to obtain capitalization of Borrower in a total cash amount of $10,000,000 (the "**Capital**"), in one or more installments, on or before the second anniversary of the Effective Date, which may consist of the purchase price of (i) equity securities of Borrower, and (ii) debt securities of Borrower, which debt securities shall be payable on terms reasonably satisfactory to PFG. The persons signing this Agreement below as "Investors" (the "**Investors**") agree with PFG that they will provide the Capital to Borrower, as set forth above, provided that the Borrower may also obtain Capital, or any portion thereof, from third-party lenders.

1.3 Transfer Subject to PFG Security Interest. Borrower acknowledges that the assets of the Debtor being purchased by Borrower in the Purchase are and will continue to be subject to the first-priority, perfected security interest of PFG (subject to Section 2.2 below relating to subordination by PFG).

1.4 Claims and Rights Against Debtor Retained. Nothing here limits the claims of PFG against the Debtor, including without limitation the claims of PFG against the Prior Borrowers for recovery of the Indebtedness and the other indebtedness, liabilities and obligations of the Prior Borrowers under the Prior Loan Agreement, and including without limitation PFG's security interest and other claims and rights in and to the Escrow and the Escrow Rights, including without limitation all sums held in the Escrow, all monies and other property which may at any time be distributed from the Escrow to or for the benefit of Debtor or any other party, and all present and future rights, remedies and interests of Debtor in the Escrow or under the documents and agreements relating to the Escrow.

1.5 Interest. The Indebtedness and all other monetary Obligations (as defined in Section 7) shall bear simple interest at the rate of 8% per annum, commencing on the Effective Date. Accrued interest shall be due and payable from Borrower to PFG quarterly, on the first day of November, February, May and August in each year, and on the Maturity Date.

1.6 Late Fee. If any payment of accrued interest or principal is not made within two Business Days after the date due, Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment. The provisions of this paragraph shall not be construed as PFG's consent to Borrower's failure to pay any amounts when due, and PFG's acceptance of any such late payments shall not restrict PFG's exercise of any remedies arising out of any such failure.

1.7 ***Additional Recovery.*** If and to the extent that PFG obtains any recovery from the Debtors' estates or otherwise (such recovery, an "Additional PFG Recovery" or "Additional PFG Recoveries"), the Debtors' estates shall be automatically subrogated to: (i) all of PFG's rights and remedies under this Agreement in the amount of such Additional PFG Recoveries and (ii) all PFG's obligations under Paragraphs 2.2 and 8.1 of this Agreement, as then applicable, pursuant to the terms of the Sale Order; and Borrower shall be obligated to the Debtors' estates under the terms of this Agreement as set forth in such Sale Order; provided, however, that, subject to the terms of the Sale Order, until such time as PFG shall have obtained any Additional PFG Recoveries giving rise to the subrogation set forth above: (a) PFG shall have the sole right to enforce its rights and remedies under this Agreement and to take such other actions as may be required or permitted hereby (including but not limited to its obligations under Section 2.2 of this Agreement and its rights under Section 6.2 of this Agreement); and (b) Borrower may rely upon PFG's sole authority.

2. SECURITY INTEREST.

2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a continuing security interest in, and pledges to PFG, all of the following (collectively, the "**Collateral**"): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property (each as defined in Section 7); and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower's books relating to any and all of the above.

2.2 Subordination. PFG agrees to enter into a subordination agreement, on terms and conditions reasonably satisfactory to PFG, Borrower, Investors, and third-party lenders, as the case may be, subordinating PFG's security interest in the Collateral to a first-priority security interest in favor of (i) a third-party lender providing up to $10,000,000 in working capital financing to Borrower to secure such financing, and (ii) the Investors to secure indebtedness included in the Capital.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Borrower's Certificate of Incorporation or Borrower's bylaws, or any law or any material agreement or instrument of Borrower or

relating to its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument of Borrower or relating to its property.

3.2 ***Name; Trade Names and Styles.*** As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Certificate of Incorporation. Borrower is not using and has never used any prior or other trade names. Borrower intends to change its name to CTC Cable Corp. ("**Approved Name**") within a reasonable time following the Effective Date. Borrower shall give PFG 15 days' prior written notice before changing its name or doing business under any name other than its current name or the Approved Name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.

3.3 ***Place of Business; Location of Collateral.*** Upon the closing of the Purchase, the Borrower intends to locate all Collateral only at such locations where the Prior Borrowers' assets are located, subject to disposition of the Collateral in the ordinary course of business. Notwithstanding the foregoing, Borrower will give PFG at least 15 days' prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Prior Borrower's address and locations.

3.4 ***Title to Collateral; Leases.***

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. PFG now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens and the subordination agreements referred to in Section 2.2 above, and Borrower will at all times defend PFG and the Collateral against all claims of others.

(b) Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5 ***Maintenance of Collateral.*** Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will promptly advise PFG in writing of any material loss or damage to the Collateral.

3.6 ***Books and Records.*** Borrower will maintain at Borrower's address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 ***Financial Condition, Statements and Reports.*** All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated.

3.8 ***Tax Returns and Payments; Pension Contributions.*** Borrower will timely file, all required tax returns and reports, and Borrower will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral.

3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $100,000 or more, or involving $250,000 or more in the aggregate.

3.11 No Default. At the date hereof, no Default or Event of Default has occurred.

3.12 Protection and Registration of Intellectual Property Rights. If, before the Obligations have been paid and/or performed in full, Borrower shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent; then the provisions of Section 2.1 shall automatically apply thereto, and Borrower shall use all commercially reasonable efforts to give PFG advance written notice thereof and in any event shall thereafter give PFG prompt written notice thereof (which for purposes hereof shall be deemed to be not more than five (5) Business Days). Borrower shall further provide PFG with all information and details relating to the foregoing and take such further actions as PFG may reasonably request from time to time to enable PFG to perfect or continue the perfection of PFG's interest in such Collateral.

4. ADDITIONAL DUTIES OF BORROWER.

Borrower will at all times comply with all of the following covenants throughout the term of this Agreement:

4.1 Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts and sale of Inventory arising in the ordinary course of business, or (ii) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $500,000 or less (for all such transactions in any fiscal year), or (iii) the proceeds of the sale of any Collateral sold and reinvested into the Borrower's business operations with PFG's consent, provided that such consent shall not be unreasonably withheld. Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (i), (ii) and (iii) above) with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.2 Insurance. Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as are customary and in accordance with standard practices for Borrower's industry

and locations, and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.

4.3 ***Reports.*** Borrower, at its expense, shall provide PFG with the following reports, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG may reasonably specify from time to time in its good faith business judgment: (i) monthly unaudited financial statements, as soon as available, and in any event within twenty (30) days after the end of each month for the first full nine months after the Effective Date, and thereafter quarterly unaudited financial statements, as soon as available, and in any event within twenty (30) days after the end of each quarter; and; (ii) annual audited financial statements of Borrower as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, independent certified public accountants acceptable to PFG.

4.4 ***Access to Collateral, Books and Records.*** At reasonable times, and on two (2) Business Days' notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG's then current standard charge for the same) (such person, a "**PFG Representative**"), plus reasonable out-of-pocket expenses; provided, however, if Borrower is in compliance with the terms and conditions of this Agreement and no prior audit or inspection has revealed or disclosed material discrepancies, inconsistencies or deficiencies in Borrower's reports, books or records (as determined by PFG in its good faith business judgment), PFG shall conduct only one such inspection and audit per year at Borrower's expense, and such inspection shall last no longer than three (3) Business Days nor involve more than one (1) PFG Representative. Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.

4.5 ***Negative Covenants.*** Borrower shall not, without PFG's prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:

(a) sell or transfer any Collateral (including without limitation the sale or transfer of Collateral which is then leased back by Borrower), except in the ordinary course of business;

(b) sell or transfer any Collateral to any Affiliate of Borrower;

(c) make any loans of any money or other assets, other than in the ordinary course of business;

(d) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower);

(e) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock, except in connection with repurchase by Borrower of stock of any terminated employees in ordinary course under a Borrower's employee stock plan then in effect;

(f) engage, directly or indirectly, in any business other than the businesses acquired in the Purchase or reasonably related thereto; or

(g) liquidate or dissolve or elect to liquidate or dissolve.

4.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.7 Further Assurances. Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG's perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

5. TERM.

5.1 Maturity Date. This Agreement shall continue in effect until the Maturity Date, subject to Sections 5.2, 5.3 and 5.4, below.

5.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, upon written notice, effective immediately.

5.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG's security interests.

5.4 Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, the obligations of Borrower under Sections 4.6, 8.7, 8.8 and 8.14 shall survive the termination of this Agreement.

6. *EVENTS OF DEFAULT AND REMEDIES.*

6.1 Events of Default. The occurrence of any of the following events shall constitute an "**Event of Default**" under this Agreement, and Borrower shall give PFG immediate written notice thereof:

(a) Any warranty, representation, covenant, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay any Indebtedness or any interest thereon or any other monetary Obligation within three (3) Business Days after the date due; or

(c) Borrower shall breach any of the provisions of Section 4.5 hereof, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or

(d) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five (5) Business Days after the date due; or

(e) any levy, assessment, attachment or seizure is made on all or any part of the Collateral which is not cured within three (3) Business Days after the occurrence of the same, or any lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within (ten) 10 Business Days after the occurrence of the same; or

(f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(g) dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(h) the commencement of any proceeding against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 60 days after the date commenced; or

(i) a default or breach shall occur under any other Loan Document, which default or breach shall be continuing after the later of any applicable expressly specified cure period or five (5) Business Days; or

(j) a Material Adverse Change shall occur.

6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following:

(a) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation;

(b) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment;

(c) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable;

(d) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge;

(e) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as PFG deems reasonable, or on PFG's premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;

(f) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value;

(g) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and

(h) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.

All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

6.3 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

6.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG's other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner:

(a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG's security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents;

(b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien;

(c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG's possession;

(d) Endorse all checks and other forms of remittances received by PFG;

(e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same;

(f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith;

(g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both;

(h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor;

(i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement;

(j) Execute on behalf of Borrower and file in Borrower's name such documents and instruments as may be necessary or appropriate to effect the transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and

(k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents.

Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG's rights under the foregoing power of attorney or any of PFG's other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

6.5 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7. ***TERMS.*** As used in this Agreement, the following terms have the following meanings:

7.1 ***Definitions.***

"Account Debtor" means the obligor on an Account.

"Accounts" means all present and future "accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

"Affiliate" means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

"Business Day" means a day on which banks in California are generally open for business.

"Code" means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

"Collateral" has the meaning set forth in Section 2 above.

"continuing" and **"during the continuance of"** when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

"Default" means any event which with notice or passage of time or both, would constitute an Event of Default.

"Default Rate" means the interest rate in effect plus an additional five percent (5%) per annum.

"Deposit Accounts" means all present and future "deposit accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

"Equipment" means all present and future "equipment" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

"Event of Default" means any of the events set forth in Section 6.1 of this Agreement.

"GAAP" means generally accepted accounting principles consistently applied.

"General Intangibles" means all present and future "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

"good faith business judgment" means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG's business judgment.

"including" means including (but not limited to).

"Intellectual Property" means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) Domain Rights, (g) computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.

"**Inventory**" means all present and future "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

"**Investment Property**" means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

"**Knowledge**" or "**best of knowledge**" and words of similar import mean either (i) the actual knowledge of any of Borrower's officers, including Chief Executive Officer, President, Chief Information Officer, Chief Technology Officer (or equivalent), Chief Financial Officer (if any) and Controller, or Borrower's Vice Presidents or General Managers, or any persons succeeding or performing the responsibilities of such identified positions, or (ii) such knowledge as the persons in such identified positions would have assuming (A) Borrower policies in accordance with generally-accepted norms of corporate governance and (B) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies.

"**Loan Documents**" means, collectively, this Agreement, any subordination agreements entered into pursuant to Section 2.2, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

"**Material Adverse Change**" means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG's security interests in the Collateral.

"**Obligations**" means the Indebtedness and all other present and future advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including, without limitation, all interest, charges, expenses, fees, attorneys' fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

"**ordinary course of business**" means a transaction or other action that is usual and customary for a Person as demonstrated by such Person's past practice and that may be taken without approval of a Person's Board of Directors or stockholders.

"**Other Property**" means the following as defined in the Code in effect on the date hereof with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future "commercial tort claims", "documents", "instruments", "promissory notes", "chattel paper", "letters of credit", "letter-of-credit rights", "fixtures", "farm products" and "money"; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

"Payment" means all checks, wire transfers and other items of payment received by PFG for credit to Borrower's outstanding Obligations.

"Permitted Liens" means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment;

(iii) liens for taxes not yet payable;

(iv) first-priority security interests referred to in Section 2.2 above;

(v) additional security interests and liens which are subordinated to the security interest of PFG pursuant to a subordination agreement in form and substance reasonably acceptable to PFG.

(vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(ix) statutory, common law or contractual liens of depository institutions or institutions holding securities accounts (including rights of set-off) securing only customary charges and fees in connection with such accounts.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

"Subsidiary" means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

7.2 Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8. GENERAL PROVISIONS.

8.1 Confidentiality. PFG agrees to a reasonable degree of care but no less than the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall

at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

8.2 ***Interest Computation.*** In computing interest on the Obligations, all Payments received after 5:00 PM, Pacific Time, on any day shall be deemed received on the next Business Day.

8.3 ***Payments.*** All Payments may be applied, and in PFG's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

8.4 ***Notices.*** All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first Business Day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein.

8.5 ***Severability.*** Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.6 ***Integration.*** This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.7 ***Waivers; Indemnity.*** The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates,

subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any Event of Default. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

8.8 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.

8.9 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.

8.10 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.11 Attorneys' Fees and Costs. Borrower shall reimburse PFG for all reasonable attorneys' fees and costs incurred in enforcing this Agreement or the other Loan Documents (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs PFG incurs in order to do the following: prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; after an Event of Default, examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; and protect, obtain possession of, lease, dispose of, or otherwise enforce PFG's security interest in, the Collateral. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the interest rate applicable to the Indebtedness.

8.12 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

8.13 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

8.14 Limitation of Actions. Any claim or cause of action by Borrower, on the one hand, or PFG, on the other hand (each a "party") against another party, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by the other

party, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by a party by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of such other party, or on any other person authorized to accept service on behalf of such other party, within thirty (30) days thereafter. Each party agrees that such one-year period is a reasonable and sufficient time to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG and Borrower. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

8.15 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.

8.16 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG's option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

8.17 Mutual Waiver of Jury Trial. **BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY**, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing

receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

[Signature Page Follows]

Borrower:

CTC ACQUISITION CORP.

By________________________

Title________________________

PFG:

PARTNERS FOR GROWTH II, L.P.

By________________________

Name: ________________________

Title: Manager, Partners for Growth II, LLC
Its General Partner

Investors:

BATIOS HOLDINGS LTD.

By________________________

Name________________________

Title________________________

JADANGA INVESTMENTS LTD.

By________________________

Name________________________

Title________________________